Exhibit 4.7
COMMERCE ENERGY GROUP, INC.
AMENDED AND RESTATED
2005 EMPLOYEE STOCK PURCHASE PLAN
SUBSCRIPTION AGREEMENT
Reason for Agreement:

Original Application: for the Offering Date of 1, (must be a date at least five days after the date of this election).

Change in Payroll Deduction Rate

Change of Beneficiary(ies)
     1. I,                                                              hereby elect to participate in the Commerce Energy Group, Inc. Amended and Restated 2005 Employee Stock Purchase Plan (the “ESPP”), and hereby subscribe to purchase Common Shares of the Company in accordance with this Subscription Agreement and the ESPP. Terms in this Subscription Agreement that begin with initial capital letters have the specially-defined meanings that are either set forth herein or in the ESPP (unless the context clearly indicates a different meaning).
     2. Subject to the ESPP’s terms and conditions and those below, I hereby authorize payroll deductions from each paycheck in the amount of                      of my Compensation on each payday (not to be less than 1% or $25, if greater, and not to exceed the lesser of 10% and $1,000) during the Purchase Period. (Please note that no fractional percentages are permitted.)
     3. I understand that said payroll deductions shall be accumulated for the purchase of Common Shares at the applicable Purchase Price determined in accordance with the ESPP. I understand that if I do not withdraw from an Purchase Period, any accumulated payroll deductions will be used to automatically exercise my option.
     4. I have received a copy of the complete “Commerce Energy Group, Inc. Amended and Restated 2005 Employee Stock Purchase Plan.” I understand that my participation in the ESPP is in all respects subject to the terms of the Plan. I understand that the grant of the option by the Company under this Subscription Agreement may be subject to obtaining stockholder approval of the ESPP.
     5. Shares purchased for me under the ESPP should be issued only in my name (or, if this space ___is checked, in the name(s) of me and my spouse, whose name is                                                             ).

     6. I understand that if I dispose of any shares received by me pursuant to the Plan within two years after the Enrollment Date (the first day of the Purchase Period during which I purchased such shares), I will be treated for Federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price which I paid for the shares.
          I HEREBY AGREE TO NOTIFY THE COMPANY IN WRITING WITHIN 30 DAYS AFTER THE DATE OF ANY DISPOSITION OF SHARES AND I WILL MAKE ADEQUATE PROVISION FOR FEDERAL, STATE OR OTHER TAX WITHHOLDING OBLIGATIONS, IF ANY, WHICH ARISE UPON THE DISPOSITION OF THE COMMON STOCK.
     The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Shares by me. If I dispose of such shares at any time after the expiration of the 2-year holding period, I understand that I will be treated for Federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (2) 10% of the fair market value of the shares on the last day of the Purchase Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.
     I UNDERSTAND THAT NOTHING IN THIS AGREEMENT CONSTITUTES TAX ADVICE, AND I ACKNOWLEDGE THAT THE COMPANY HAS ENCOURAGED ME TO CONSULT MY OWN TAX ADVISOR WITH REGARD TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE AMENDED AND RESTATED 2005 EMPLOYEE STOCK PURCHASE PLAN.
     7. In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and Shares due me under the ESPP:

PRIMARY BENEFICIARY:
(First) (Middle) (Last)

Relationship

(Address)

SECONDARY BENEFICIARY:
(First) (Middle) (Last)

Relationship

(Address)

     8. I hereby agree to be bound by the terms of the ESPP, as modified by this Subscription Agreement. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the ESPP.
          I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE PURCHASE PERIODS UNLESS TERMINATED BY ME, AND I HEREBY CONFIRM THAT THE FOLLOWING INFORMATION IS TRUE AND CORRECT.

Employee’s Social Security Number:

Employee’s Address:

Dated:

Signature of Employee

Dated:

Spouse’s Signature
(If beneficiary other than spouse)

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